Exhibit 5.3

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

August 6, 2012	Client: 87007 - 01466

Standard Pacific Corp.

15360 Barranca Parkway

Irvine, California 92618

Re:	Standard Pacific Corp.

Registration Statement on Form S-3 (File No. 333-182942)

Common Stock Offering

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-182942, as amended (the “Registration Statement”), of Standard Pacific Corp., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of 12,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) and the associated preferred share purchase rights (the “Rights”), the terms of which are set forth in the Amended and Restated Rights Agreement between the Company and Mellon Investor Services, as rights agent, dated as of December 20, 2011 (the “Rights Agreement”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents, including the Rights Agreement, as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that when issued against payment therefor, the Shares and the Rights will be validly issued and the Shares will be fully paid and non-assessable.

With respect to our opinion above concerning the Rights, we express no opinion regarding the Rights Agreement or whether or not the board of directors of the Company in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent

Standard Pacific Corp.

August 6, 2012

with its fiduciary duties under applicable law and such opinion is based upon the assumption that such adoption and issuance was consistent with such duties. Furthermore, we advise you that the board of directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP